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BANPONCE CORPORATION


                                                                   Exhibit 99(a)

December 15, 1994

                                                                   PRESS RELEASE


BANPONCE MAY REPURCHASE UP TO 1 MILLION SHARES OF COMMON STOCK

       Mr. Richard L. Carrion, Chairman of the Board, President and Chief Executive Officer of BanPonce Corporation, announced today that the Board of Directors has authorized the Corporation's repurchase of up to 1 million shares, par value $6.00 per share, of the outstanding common stock of the Corporation.

       The repurchase would be made in the open market at such times and prices as market conditions shall warrant.

       Mr. Carrion explained that the repurchase program is being implemented because Management and the Board of Directors believe that due to current market conditions the price of the common stock represents a good investment for the Corporation.

       The 1 million shares authorized to be repurchased constitute 3.05% of the 32,838,128 shares of BanPonce common stock currently outstanding.

       As of September 30, 1994, BanPonce Corporation's Tier 1 Capital Ratio was 12.90%, Total Capital was 14.31% and the Leverage Ratio was 7.56%. Assuming that 1 million shares of common stock of the Corporation were repurchased, the ratios specified as of September 30, 1994, would have been adjusted as follows: the Tier 1 Capital Ratio would be 12.54%, the total Capital Ratio would be 13.95% and the Leverage Ratio would be 7.34%.

       For further information, please contact Mr. David H. Chafey, Jr., Executive Vice President & Chief Financial Officer, at telephone
(809) 751-4566.